Exhibit 23.2

CONSENT OF GRANT THORNTON LLP, INDEPENDENT AUDITORS

We have issued our report dated October 27, 2006, accompanying the consolidated financial statements included in the Annual Report of Sonic Foundry, Inc. on Form 10-K for the year ended September 30, 2006, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Madison, Wisconsin

November 15, 2006